UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*

                        McNeil Real Estate Fund XX, L.P.
                                (Name of Issuer)

                            Limited Partnership Units
                         (Title of Class of Securities)

                                      None
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                  Gordon Altman Butowsky Weitzen Shalov & Wein
                        114 West 47th Street, 20th Floor
                            New York, New York 10036
                                 (212) 626-0800

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 8, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box //.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /x/
                                                                    (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  5,355,366 Units

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  5,355,366 Units

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,355,366 Units

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                      //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  10.8%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Riverdale LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /x/
                                                                       (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                               //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  5,355,366 Units

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  5,355,366 Units

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,355,366 Units

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                  //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  10.8%

14       TYPE OF REPORTING PERSON*
                  00

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /x/
                                                                     (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  6,585,366 Units

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  6,585,366 Units

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  6,585,366 Units

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  13%

14       TYPE OF REPORTING PERSON*
                  IN

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Unicorn Associates Corporation

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /x/
                                                                    (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  1230 Units

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  1230 Units

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1230 Units

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                        //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.5%

14       TYPE OF REPORTING PERSON*
                  CO

                        AMENDMENT NO. 14 TO SCHEDULE 13D

         This  statement  ("Statement")  constitutes  Amendment  No.  14 to  the
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 13, 1995, as amended to date (the "Initial Filing"). Unless otherwise indicated, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Initial Filing.

         This Statement hereby amends the items identified below, or the particular paragraphs of such items which are identified below.

Item 4.  Purpose of Transaction

                  Item 4 is hereby amended to add the following:

                  On July 8, 1999, High River delivered a letter (a form of which is attached hereto as Exhibit 1 and incorporated in its entirety herein by reference) to McNeil Partners, L.P., McNeil Real Estate Management, Inc. and Robert A. McNeil.

Item 6.  Contracts, Arrangements, Understandings or Relationships
         With Respect to Securities of the Issuer

                  Item 6 is hereby amended to add the following:

                  The   paragraph  set  forth  under  Item  4  above  is  hereby
incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits

Exhibit 1 Letter dated July 8, 1999, from High River Limited Partnership to McNeil Partners, L.P., McNeil Real Estate Management, Inc. and Robert A. McNeil.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statements is true, complete and correct.

Dated:   July 8, 1999

                                            HIGH RIVER LIMITED PARTNERSHIP

                                            By:      Riverdale LLC,
                                                     its General Partner

                                            By:      /s/ Edward Mattner
                                                     Edward Mattner
                                            Title:      Manager

                                            RIVERDALE LLC

                                            By:      /s/ Edward Mattner
                                                     Edward Mattner
                                            Title:      Manager


                                            UNICORN ASSOCIATES CORPORATION

                                            By:      /s/ Edward Mattner
                                                     Edward Mattner
                                            Title:      President


                                                 /s/ Theodore Altman
                                                    Carl C. Icahn
                                            By:      Theodore Altman as
                                                     Attorney-in-fact



                     [Signature Page for Amendment No. 14 to
                 McNeil Real Estate Fund XX, Ltd. Schedule 13D]